Exhibit 99.1

NEWS RELEASE

FOR RELEASE FRIDAY, JANUARY 4, 2008, 7:01 AM ET

Contacts:
Kyle Kuvalanka (investors) (617) 761-4734	Jennifer Snyder (media) (617) 444-1439

MILLENNIUM ANNOUNCES 2008 GOALS FOR GROWTH, BUILDING ON RECORD 2007 RESULTS

— VELCADE® (bortezomib) for Injection sales grew 20% to $265 million in 2007 —
— sNDA submitted for VELCADE expansion into front-line multiple myeloma —
— MLN0002 core bridging studies fully enrolled, showing favorable results —
— New proteasome inhibitor, MLN2238, enters development pipeline —
— On track to exceed 2007 net income financial guidance —

CAMBRIDGE, Mass., January 4, 2008 – Building on a record year in 2007, Millennium Pharmaceuticals, Inc. (Nasdaq: MLNM) today announced 2008 corporate goals and financial guidance. These goals, along with selected financial and operational results from 2007, will be presented at the 26th Annual JPMorgan Healthcare Conference on January 9, 2008, in San Francisco, Calif.

“The past year was the most successful in the Company’s 15-year history with outstanding accomplishments across commercial, R&D and operations. Millennium is well positioned for strong growth in 2008 and beyond,” said Deborah Dunsire, M.D., President and Chief Executive Officer, Millennium. “The expected launch in front-line multiple myeloma is the next catalyst for VELCADE. Our late-stage product candidate, MLN0002, is approaching pivotal trials in inflammatory bowel diseases, representing the next revenue growth driver, and our innovative R&D organization continues to fuel the pipeline. We begin 2008 in the strongest financial position in the Company’s history and remain firmly committed to continued top- and bottom-line growth.”

In 2008, the Company’s goals will focus on three strategic drivers.

Maximize VELCADE Opportunity

Millennium, along with its co-development partner Johnson & Johnson Pharmaceutical Research & Development, L.L.C. (J&JPRD), continues to drive the growth of VELCADE worldwide. In 2007, U.S. net sales grew 20 percent to $265 million.

In 2008, the Company will:

•	Drive timely approval in newly diagnosed multiple myeloma and execute a successful commercial launch, based on the December 2007 sNDA filing
•	Prepare for further expansion in non-Hodgkin’s lymphoma through completion of patient enrollment in the pivotal Phase III LYM3001 trial and initiation of additional combination studies
•	Initiate pivotal trial of subcutaneous VELCADE to broaden administration options for patients

Progress Innovative Pipeline

MLN0002 is a gut-specific therapy, which in randomized Phase II clinical trials in both ulcerative colitis and Crohn’s disease, demonstrated statistically significant improvement in clinical remission rates. In 2007, the Company completed patient enrollment in core bridging studies with a commercially-scaleable cell line showing favorable pharmacokinetic, pharmacodynamic and safety profile in these studies.

The Company also continues to strengthen its leadership position in the area of protein homeostasis. In 2007, the Company advanced two novel molecules into development in this pathway, including MLN4924 which will enter a Phase I clinical trial in early 2008. In December 2007, a wholly-owned second generation proteasome inhibitor, MLN2238, was advanced to the development pipeline. In pre-clinical models, MLN2238 showed superior efficacy relative to VELCADE with potential in a broader set of hematological and solid tumors. This molecule is expected to move forward in both oral and IV routes of administration.

In 2008, the Company will:

•	Advance its pipeline of novel molecules in the areas of cancer and inflammatory diseases, including initiating a global Phase III program with MLN0002 in ulcerative colitis and Crohn’s disease in late 2008/early 2009
•	Continue the flow of innovative molecules from discovery into development with the potential advancement of another novel development candidate
•	Continue to evaluate appropriate in-licensing, acquisition and partnership opportunities

Deliver Top- and Bottom-Line Financial Growth

The Company continues to improve top- and bottom-line financial performance significantly, while continuing to invest in VELCADE and the pipeline for future growth. The Company is on track to exceed its 2007 non-GAAP net income and GAAP net loss financial guidance, as outlined during its third-quarter 2007 earnings call on November 1, 2007.1 This improvement was driven by a strong increase in worldwide VELCADE sales and the early achievement of a $40 million ex-U.S. sales milestone payment. Comprehensive financial results for 2007 will be issued in the Company’s year-end earnings release on February 7, 2008. The Company’s 2008 financial guidance is as follows:

•	VELCADE U.S. net sales are expected to increase 20 to 30 percent, resulting in $320 million to $345 million
•	Royalties are expected to be in the range of $175 million to $185 million
•	Non-GAAP research and development (R&D) and non-GAAP selling, general and administrative (SG&A) expenses are expected to be approximately $450 million (corresponding GAAP R&D and SG&A expenses, which includes stock-based compensation expense, are expected to be approximately $480 million)
•	Non-GAAP net income is expected to be in the range of $80 million to $95 million
•	GAAP net income is expected to be in the range of $10 million to $25 million, with the difference between GAAP net income and non-GAAP net income attributable to:[2]
—	Amortization charges expected to be $34 million
—	Stock-based compensation expense expected to be approximately $30 million [3] and
—	Restructuring charges expected to be less than $5 million

1Non-GAAP net income, non-GAAP R&D expenses and non-GAAP SG&A expenses are financial measures that are not prepared in accordance with U.S. generally accepted accounting principles (GAAP). Please see the Form 8-K, furnished on January 4, 2008, by the Company to the Securities and Exchange Commission for a discussion of why the Company believes these non-GAAP measures are useful to investors and the additional purposes for which management uses these measures.

2GAAP net income for 2008 includes stock-based compensation expense of approximately $30 million in 2008, amortization of intangibles of $34 million in 2008, and restructuring charges of less than $5 million in 2008. There could be additional charges excluded from the Company’s GAAP net income, to arrive at non-GAAP net income, which are dependent on unknown future events and are difficult to predict and estimate at this time.

3The Company adopted Statement of Financial Accounting Standards No. 123R (SFAS 123R) as of January 1, 2006 and records stock-based compensation expense in its statement of operations. Although this expense is a significant ongoing expense affecting the Company’s results of operations, the Company excludes this charge from its non-GAAP R&D, non-GAAP SG&A and non-GAAP net income because: (1) the Company’s management excludes this expense from the Company’s budget and planning process used to allocate resources in the Company’s ongoing portfolio prioritization efforts, (2) the Company believes that excluding this expense could be helpful in comparing the Company’s financial results to periods prior to January 1, 2006 because stock-based compensation charges are excluded in the various operating expense categories and (3) as a result of varying available valuation methodologies, subjective assumptions and the variety of award types, the Company believes that excluding stock-based compensation may enable useful comparisons of the Company’s operating results to its competitors. Non-GAAP net income and other non-GAAP financial measures disclosed by the Company should not be considered in isolation or as a substitute for GAAP.

Conference Call and Presentation Reminders

The Company will discuss in more detail these 2007 accomplishments and 2008 goals and financial guidance during a live webcast and conference call today, Friday, January 4, 2008, at 8:00 a.m. ET. The live webcast can be accessed by visiting the Investors section of the Company’s website at: www.millennium.com. Following the webcast, an archived version of the call will be available at the same address for 30 days.

In addition, Dr. Dunsire will present at the JPMorgan 26th Annual Healthcare Conference on January 9, 2008. The presentation will be webcast live at 3:30 p.m. PT (6:30 p.m. ET) and may be accessed by visiting the Investors section of the Company’s website at: www.millennium.com.

About VELCADE

VELCADE is being co-developed by Millennium Pharmaceuticals, Inc. and J&JPRD. Millennium is responsible for commercialization of VELCADE in the U.S. and Janssen-Cilag is responsible for commercialization in Europe and the rest of the world. Janssen Pharmaceutical K.K. is responsible for commercialization in Japan. For a limited period of time, Millennium and Ortho Biotech Inc. currently co-promote VELCADE in the U.S. VELCADE is approved in 85 countries worldwide. More than 85,000 patients have been treated with VELCADE globally.

In the U.S., VELCADE is indicated for the treatment of patients with multiple myeloma who have received at least one prior therapy. VELCADE is indicated for the treatment of patients with mantle cell lymphoma who have received at least one prior therapy. VELCADE is contraindicated in patients with hypersensitivity to bortezomib, boron, or mannitol. VELCADE should be administered under the supervision of a physician experienced in the use of antineoplastic therapy. In the European Union and many other countries worldwide, VELCADE is approved for patients with multiple myeloma after first relapse.

Risks associated with VELCADE therapy include new or worsening peripheral neuropathy, hypotension observed throughout therapy, cardiac and pulmonary disorders, gastrointestinal adverse events, thrombocytopenia, neutropenia and tumor lysis syndrome. Women of childbearing potential should avoid becoming pregnant while being treated with VELCADE. Cases of severe sensory and motor peripheral neuropathy have been reported. The long-term outcome of peripheral neuropathy has not been studied in mantle cell lymphoma. Acute development or exacerbation of congestive heart failure, and/or new onset of decreased left ventricular ejection fraction has been reported, including reports in patients with few or no risk factors for decreased left ventricular ejection fraction. There have been rare reports of acute diffuse infiltrative pulmonary disease of unknown etiology such as pneumonitis, interstitial pneumonia, lung infiltration and Acute Respiratory Distress Syndrome in patients receiving VELCADE. Some of these events have been fatal. A higher proportion of these events have been reported in Japan. There have been rare reports of Reversible Posterior Leukoencephalopathy Syndrome (RPLS) in patients receiving VELCADE. RPLS is a rare, reversible, neurological disorder which can present with seizure, hypertension, headache, lethargy, confusion, blindness, and other visual and neurological disturbances. VELCADE is associated with thrombocytopenia and neutropenia. There have been reports of gastrointestinal and intracerebral hemorrhage in association with VELCADE. Transfusions may be considered. Complete blood counts (CBC) should be frequently monitored during treatment with VELCADE. Rare cases of acute liver failure have been reported in patients receiving multiple concomitant medications and with serious underlying medical conditions.

Integrated Safety Data: Safety data from Phase 2 and 3 studies of single-agent VELCADE 1.3 mg/m2/dose twice weekly for 2 weeks followed by a 10-day rest period in 1163 patients with multiple myeloma (N=1008) and mantle cell lymphoma (N=155) were integrated and tabulated. In these studies, the safety profile of VELCADE was similar in patients with multiple myeloma and mantle cell lymphoma. In the integrated analysis, the most commonly reported adverse events were asthenic conditions (including fatigue, malaise, and weakness) (64%), nausea (55%), diarrhea (52%), constipation (41%), peripheral neuropathy NEC (including peripheral sensory neuropathy and peripheral neuropathy aggravated) (39%), thrombocytopenia and appetite decreased (including anorexia) (each 36%), pyrexia (34%), vomiting (33%), and anemia (29%). Twenty percent (20%) of patients experienced at least 1 episode of =Grade 4 toxicity, most commonly thrombocytopenia (5%) and neutropenia (3%). A total of 50% of patients experienced serious adverse events (SAEs) during the studies. The most commonly reported SAEs included pneumonia (7%), pyrexia (6%), diarrhea (5%), vomiting (4%), and nausea, dehydration, dyspnea and thrombocytopenia (each 3%). Adverse events thought by the investigator to be drug-related and leading to discontinuation occurred in 22% of patients. The reasons for discontinuation included peripheral neuropathy (8%), asthenic conditions (3%) and thrombocytopenia and diarrhea (each 2%). In total, 2% of the patients died and the cause of death was considered by the investigator to be possibly related to study drug: including reports of cardiac arrest, congestive heart failure, respiratory failure, renal failure, pneumonia and sepsis. This integrated analysis does not include the Phase 3, VELCADE plus DOXIL study.

For more information about VELCADE clinical trials, patients and physicians can contact the Millennium Medical Product Information Department at 1-866-VELCADE (1-866-835-2233).

About Millennium

Millennium Pharmaceuticals, Inc., a leading biopharmaceutical company based in Cambridge, Mass., markets VELCADE, a novel cancer product, and has a robust clinical development pipeline of product candidates. Millennium’s research, development and commercialization activities are focused in two therapeutic areas: oncology and inflammation. By applying its knowledge of the human genome, understanding of disease mechanisms and industrialized drug discovery platform, Millennium is developing an exciting pipeline of innovative product candidates.  Millennium’s website is www.millennium.com.

This press release contains “forward-looking statements,” including statements about the Company’s growth, future operating results, discovery, development of products and strategic alliances. Various important risks may cause the Company’s actual results to differ materially from the results indicated by these forward-looking statements, including: adverse results in its drug discovery and clinical development programs; failure to obtain patent protection for its discoveries; commercial limitations imposed by patents owned or controlled by third parties; the Company’s dependence upon strategic alliance partners to develop and commercialize products and services based on its work; difficulties or delays in obtaining regulatory approvals to market products and services resulting from its development efforts; product withdrawals; competitive factors; difficulties or delays in manufacturing the Company’s products; government and third-party reimbursement rates; the commercial success of VELCADE and INTEGRILIN® (eptifibatide) Injection; achieving revenue consistent with internal forecasts; and the requirement for substantial funding to conduct research and development and to expand commercialization activities. For a further list and description of the risks and uncertainties the Company faces, see the reports it has filed with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Editors’ Note: This press release is also available under the Media section of the Company’s website at: www.millennium.com.